FOR IMMEDIATE RELEASE                                        EXHIBIT 99.1

CONTACT:
Erich Stegich
Director of Communications
Telephone:  (631) 435-1199
Fax:  (631) 951-7955
e-mail: estegich@mecnet.com


             MANCHESTER NAMES VICE PRESIDENT OF SALES AND MARKETING

         Robert Sbarra to lead Manchester's sales and marketing efforts

Hauppauge, NY, April 9, 2003 - Manchester Technologies, Inc. (Nasdaq: MANC), a leading solutions provider, today announced the appointment of Robert Sbarra to the position of Vice President, Sales and Marketing. Mr. Sbarra will report to Barry R. Steinberg, President and CEO of Manchester.

Mr. Sbarra brings more then 20 years of IT industry experience to Manchester, having spent more than 18 years with the Hewlett Packard Company. Most recently Mr. Sbarra was HP's Director of Corporate Resellers. Prior to that, Mr. Sbarra was a National Business Manager for HP, where he assisted in re-engineering HP's Wintel and Unix channel program, in addition to holding various other management positions with HP and Nortel Networks. Mr. Sbarra holds a BA in economics from Columbia University.

"Rob is the right candidate to lead our sales and marketing efforts," said Mr. Steinberg. "Rob has a very solid background in the industry and has intimate knowledge of Manchester and our business model. He has a deep understanding of what it takes to be a top tier solutions provider, and he understands distribution and channel relationships, as well as solution selling and high-end IT products. Rob built great teams at HP and I am confident that he will be instrumental in positioning Manchester to be the premier solutions provider on the east coast."

Mr. Sbarra will be responsible for developing and implementing the sales and marketing strategy to support revenue growth from Manchester's sales offices. As one of the few CISCO Gold and HP Prime Resellers on the east coast, Manchester offers clients the industry's highest levels of service at competitive prices.

About Manchester Technologies, Inc.

Manchester Technologies, Inc. is a single-source solutions provider specializing in hardware and software procurement, custom networking, storage, display technology and enterprise and Internet solutions. Manchester engineers provide answers to companies' MIS needs by combining comprehensive analysis, design and integration services with a complete line of competitively priced products and peripherals from the industry's leading vendors. More information about Manchester can be obtained by visiting the Company's website located at http://www.e-manchester.com/.
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Statement Under the Private Securities Litigation Reform Act

This press release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact, including, without limitation, those with respect to Manchester Technologies, Inc.'s objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "intends," "expects," "will," "plans," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements speak only as of the date of this press release. Manchester's actual results may differ materially from the results discussed herein as a result of a number of unknown factors, including, without limitation, any of the risks set forth in Manchester's Annual Report on Form 10-K for the year ended July 31, 2002, and those set forth from time to time in Manchester's other filings with the Securities and Exchange Commission. Manchester assumes no obligation to update any of the information referenced in this press release. These documents are available through the Company, or through the Securities and Exchange Commission's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.